EXHIBIT 99.1

HERCULES TECHNOLOGY GROWTH CAPITAL

PRICES INITIAL PUBLIC OFFERING

PALO ALTO, California, June 9, 2005—Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC) announced today the initial public offering of 6,000,000 shares of its common stock at $13.00 per share, raising gross proceeds of $78 million. Hercules has granted the underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments. Hercules’ stock began trading today on the Nasdaq National Market under the symbol “HTGC”.

The offering was led by JMP Securities LLC acting as book-running manager, with Ferris, Baker Watts, Incorporated acting as co-manager. Copies of the prospectus may be obtained from JMP Securities LLC, Syndicate Department, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, or by phone at (415) 835-8900.

Hercules is a specialty finance company, founded in December 2003, that provides debt and equity growth capital to technology-related companies at all stages of development. Hercules primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:	Main: 650/289-3060
info@herculestech.com
Scott Harvey - Chief Legal Officer
650/289-3078